Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-276235, No. 333-280510, and No. 333-283270) and Form S-8 (No. 333-248985, No. 273334, and No. 333-280561) of Laird Superfood, Inc. (the “Company”), of our report dated February 26, 2025, relating to the consolidated financial statements of the Company appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2024.

/s/ Moss Adams LLP

Portland, Oregon

February 26, 2025